Exhibit 10.4

August 12, 2005


Mathew Hahn, Ph. D.
SciTegic Inc.
9665 Chesapeake Drive, Suite 401
San Diego, CA 92123-1365

Dear Matt:

I am pleased to confirm to you the terms of your continuing employment with Accelrys in conjunction with your assuming the responsibilities of the Chief Science & Technology Officer. It is my privilege to know that you will accept this new challenge and embrace it with the dedication you have shown throughout your tenure with both SciTegic and Accelrys. These terms modify, supersede and govern over any conflicting or contrary terms in the Employment Agreement and Protective Covenant Agreement executed between you and Accelrys on or about September 13, 2004 (collectively "Agreements").

Position/Location: In addition to your role as General Manager of SciTegic, you will assume the role and responsibilities of Chief Science & Technology Officer reporting directly to me. This position will be located in our San Diego, CA.

Compensation: Your compensation in the above position will include an annual base salary of $245,000.00, paid semi-monthly. In addition, you will be eligible to earn an annual bonus in the target amount of 40% of your annual base salary with an allowance for over achievement based on exceeding performance. The basis of your bonus award will be two-fold; 50% of your target bonus award will be based upon achievement of goals specified in the SciTegic Incentive Plan and 50% of your bonus award will be based upon achievement of goals specified in the Accelrys Management Incentive Plan. All upside over 100% of your incentive target will be based upon achievement under the Accelrys Management Incentive Plan. All bonus awards are determined by our Board of Directors at its sole discretion, and you must remain continuously employed by Accelrys during each applicable fiscal year to qualify for a bonus award.

Stock Options: Subject to your signed acceptance of this offer, I will propose to the Board of Directors or its applicable committee that you be given the opportunity to receive an option for 50,000 shares of common stock pursuant to the terms of the Accelrys 2004 Incentive Stock Plan. Any award is subject to such standard conditions as the Board may impose. The option will vest over a four (4) year period with 25% vesting upon the anniversary of the date of the grant and the remaining over the ensuing 36 months.

Non-Competition Provision: Subject to your signed acceptance of this offer, the terms of your Protective Covenant Agreement are hereby modified as follows: provided that you remain continuously employed in good standing and in accordance with the terms of your Employment Agreement by the Company for a period of eighteen months after mutual execution of this letter, the duration of the Restricted Period shall be reduced to twelve months after termination of your employment.

 These terms modify the terms of the Agreements. As modified herein the Agreements remain in full force and effect. These modifications become effective upon your execution of this letter as set forth below.

I am really looking forward to your continued contribution and I have the utmost confidence in your ability to play an increased role in driving the company toward success.

Sincerely,


Mark J. Emkjer
President

Accepted:

/s/ Mathew Hahn
-------------------------------
Mathew Hahn, Ph. D.

Date:


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